UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ANN INC.

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To: The Record Stockholders of ANN INC. as of the Close of Business on April 2, 2013:

In accordance with Section 242 of the Delaware General Corporation Law, ANN INC. (the “Company”) hereby provides notice that it is submitting proposed amendments (Proposal 4) to the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) for approval by the stockholders of the Company at its 2013 Annual Meeting of Stockholders.

Proposal 4: Amend paragraph (3) of Article SIXTH of the Charter as follows (with additions indicated by underlining and deletions of text indicated by strike-outs).

“(3) The Board of Directors shall consist of not less than three nor more than fifteen directors, with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one- third of the total number of directors constituting the entire Board of Directors. ~~The term of the initial Class I directors shall terminate on the date of the 1992 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1993~~ Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Notwithstanding the foregoing, (i) at the 2014 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders; (ii) at the 2015 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2016 annual meeting of stockholders; and ~~the term of the initial Class III directors shall terminate on the date of the 1994 annual meeting of stockholders. At~~(iii) at the 2016 annual meeting of stockholders and each annual meeting of stockholders ~~beginning in 1992, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If~~ thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2016 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the GCL and directors shall no longer be divided into three classes. Prior to the 2016 annual meeting of stockholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director of a class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. ~~Directors of the Corporation~~ Until the 2016 annual meeting of stockholders, and in accordance with Section 141(k) of the GCL, directors may be removed by the stockholders of the Corporation only for cause~~.~~, and from and after the 2016 annual meeting of stockholders, directors of the Corporation may be removed by the stockholders of the Corporation with or without cause. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section (3) of Article SIXTH unless expressly provided by such terms.”